Exhibit 99.1

Portland, Oregon
April 9, 2007

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER ENDED JANUARY 31, 2007

Cascade Corporation (NYSE: CAE) today reported its financial results for the fourth quarter ended January 31, 2007.

Overview

•                  Net sales of $118.9 million for the fourth quarter of fiscal 2007 were 10% higher than net sales of $108.4 million for the prior year quarter.

•                  Net income of $10.2 million ($0.80 per diluted share) for the fourth quarter of fiscal 2007 was 24% higher than net income of $8.3 million ($0.63 per diluted share) for the fourth quarter of fiscal 2007.

Fourth Quarter Fiscal 2007 Summary

•                  Summary financial results for the fourth quarter are outlined below (in thousands, except earnings per share):

Quarter ended January 31,	2007	2006	% Change
Net sales	$118,891	$108,423	10%
Gross profit	35,485	31,846	11%
Gross profit%	30%	29%
SG&A	21,647	21,214	2%
Operating income	13,838	10,632	30%
Interest expense, net	338	161
Other income, net	(864)	(26)
Income before taxes	14,364	10,497	37%
Provision for income taxes	4,123	2,232
Effective tax rate	29%	21%
Net income	$10,241	$8,265	24%
Diluted earnings per share	$0.80	$0.63	27%

•                  The sales increase in the fourth quarter of fiscal 2007 was primarily the result of higher sales levels in Europe, China and Asia Pacific.  Details of the sales increase for the fourth quarter of fiscal 2007 over the prior year fourth quarter follow (in millions):

Revenue growth (including acquisition)	$7.0	7%
Foreign currency changes	3.5	3%
Total	$10.5	10%

•                  The consolidated gross profit percentage of 30% in the fourth quarter was 1% higher than in the fourth quarter of the prior year due to benefits of our China expansion, both in terms of lower production costs due to process improvements and additional sourcing of certain raw materials and components from within China.

•                  The increase in SG&A is due to the impact of foreign currency.  Excluding currency, SG&A decreased 2% due to lower consulting and general costs in Europe and lower personnel and warranty costs in North America.

•                  The effective tax rate of 29% increased from 21% in the fourth quarter of the prior year.  The effective rates in both the fourth quarter of fiscal 2007 and 2006 were lower than the U.S. federal statutory rate due to the following:

•                  The current year rate reflects a tax benefit of $820,000 from an income tax refund in China related to the recapitalization of one of our Chinese subsidiaries.

•                  The prior year rate reflects a tax benefit of $2.2 million from the release of valuation allowances.

Market Conditions

•                  Percentage increases in fourth quarter lift truck industry shipments, by region, as compared to the same quarter in the prior year are outlined below.  Although lift truck unit shipments are an indicator of the general health of the industry, they do not necessarily correlate directly with the demand for our products.

Fourth Quarter*
North America	4%
Europe	16%
Asia Pacific	11%
China	35%

*Represents calendar year data

•                  Reported global lift truck industry shipment levels thus far in the current year are consistent with fiscal 2007.

North America Summary

•                  Summary financial results for the fourth quarter are outlined below (in thousands):

Quarter ended January 31,	2007	2006	% Change
Net sales	$62,563	$62,110	1%
Gross profit	23,437	23,384
Gross profit %	37%	38%
SG&A	11,874	11,955	(1)%
Loss (gain) on disposition of assets	(3)	6
Amortization	331	39
Operating income	$11,235	$11,384	(1)%

•                  Excluding net sales related to our acquisition of the assets of PSM in the fourth quarter, North America’s net sales decreased 2%.  Prior year fourth quarter sales were very strong.   We do not believe the current sales levels are an indication of any loss of our market share in North America.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth (including acquisition)	$0.4	1%
Foreign currency changes	0.1	—
Total	$0.5	1%

•                  The gross profit percentage of 37% was 1% lower than the prior year fourth quarter.  General cost increases account for the decline.

•                  The decrease in SG&A expense was primarily attributable to lower personnel and warranty costs.

Europe Summary

•                  Summary of financial results for the fourth quarter are outlined below (in thousands):

Quarter ended January 31,	2007	2006	% Change
Net sales	$36,339	$30,426	19%
Gross profit	5,402	4,176	29%
Gross profit %	15%	14%
SG&A	6,217	5,819	7%
Loss on disposition of assets	1	299
Amortization	201	202
Operating loss	$(1,017)	$(2,144)	53%

•                  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$3.0	10%
Foreign currency changes	2.9	9%
Total	$5.9	19%

•                  The increase in sales in Europe can be primarily attributed to continued strength in the European lift truck market.

•                  The gross profit percentage in Europe was higher in the fourth quarter compared to the prior year. However, prior year results included $600,000 of expenses related to the closure of our Hoorn, The Netherlands facility.  Excluding these closure costs, the gross margin percentage for the fourth quarter of fiscal 2007 would have been comparable to the prior year.

•                  Excluding currency changes Europe’s SG&A decreased 8% due to lower consulting and overall general costs.

Asia Pacific Summary

•                  Summary financial results for the fourth quarter are outlined below (in thousands)

Quarter ended January 31,	2007	2006	% Change
Net sales	$12,249	$10,639	15%
Gross profit	3,226	2,515	28%
Gross profit %	26%	24%
SG&A	2,000	2,088	(4)%
Gain on disposition of assets	(5)	(18)
Operating income	$1,231	$445	177%

•                  The sales increase in Asia Pacific was primarily due to strong sales growth in Korea and Japan.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$13	12%
Foreign currency changes	0.3	3%
Total	$1.6	15%

•                  Gross profit percentage increased due to lower costs of materials sourced from our facilities in China.

•                  The decrease in SG&A was primarily due to higher employee benefit costs in the prior year.

China Summary

•                  Summary financial results for the fourth quarter are outlined below (in thousands):

Quarter ended January 31,	2007	2006	% Change
Net sales	$7,740	$5,248	47%
Gross profit	3,420	1,771	93%
Gross profit %	44%	34%
SG&A	1,004	812	24%
Loss on disposition of assets	27	5
Amortization	—	7
Operating income	$2,389	$947	152%

•                  The net sales increase in China is due to a very strong Chinese lift truck market and general economic conditions in China.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$2.3	44%
Foreign currency changes	0.2	3%
Total	$2.5	47%

•                  The improved gross profit margin reflects the benefits of our China expansion, both in terms of lower production costs due to process improvements and additional sourcing of certain raw materials and components from within China.

•                  Selling and administrative costs increased 21% in the fourth quarter, excluding currency changes.  This increase is due to additional costs related to the development of infrastructure to support the expansion of our Chinese operations.

Other Matters

•                  On April 5, 2007, our Board of Directors declared a quarterly dividend of $0.16 per share, payable on May 18, 2007 to shareholders of record as of May 4, 2007.

•                  On September 5, 2006, our Board of Directors authorized a share repurchase program of up to $80.0 million over a two year period.  As of March 31, 2007, we have repurchased 1.1 million shares of common stock for $58.5 million.  This total includes the repurchase of 348,000 shares of common stock for $19.7 million since January 31, 2007.  Repurchases will continue to be made on an on-going basis based on market conditions, relevant securities laws and other factors.

•                  During December 2006, we purchased the assets of Pacific Services & Manufacturing, Inc. (PSM), a manufacturer of construction attachments located in Woodinville, Washington.   The total purchase price for the assets was approximately $40.3 million, net of assumed liabilities.

Fiscal Year Ended January 31, 2007 Summary

•                  Results and comments for the fiscal year ending January 31, 2007 are as follows (in thousands, except earnings per share):

Year ended January 31,	2007	2006	% Change
Net sales	$478,850	$450,503	6%
Gross profit	149,980	142,729	5%
Gross profit %	31%	32%
SG&A	80,709	77,007	5%
Loss (gain) on disposition of assets	(552)	385
Amortization	1,472	1,443
Operating income	68,351	63,894	7%
Interest expense, net	400	1,762
Other income, net	(1,304)	(95)
Income before taxes	69,255	62,227	11%
Provision for income taxes	23,774	20,176
Effective tax rate	34%	32%
Net income	$45,481	$42,051	8%
Diluted earnings per share	$3.48	$3.27	6%

•                  Consolidated revenue of $478.9 million in fiscal 2007 was 6% higher than consolidated revenue the prior year.  Details of the revenue increase follow (in millions):

North America	$11.2	2%
Europe	2.2	1%
Asia Pacific	3.4	1%
China	6.6	1%
Foreign currency changes	5.0	1%
Total	$28.4	6%

•                  SG&A expense of $80.7 million in fiscal 2007 was 5% higher than expenses of $77.0 million in the prior year.  Generally, the higher level of SG&A expense reflects the impact of increased business activity and higher share-based compensation costs.  Regional details of the increase in SG&A expense follows (in millions):

North America	$0.9	1%
Europe	0.4	—
Asia Pacific	0.6	1%
China	0.5	1%
Foreign currency changes	1.3	2%
Total	$3.7	5%

•                  During the first quarter of 2007, we recorded a $715,000 gain on the sale of a manufacturing facility in The Netherlands.  This was offset against net losses of $163,000 recorded throughout 2007 related to dispositions of other assets in the normal course of business.

•                  Increase in other income during the current year is due to foreign currency gains.

•                  The effective tax rate for fiscal 2007 increased to 34% versus 32% in the prior year.  The increase is due to the reduced tax benefits from international financing and the discontinued special deduction for U.S. export sales, combined with the utilization of previously recorded foreign tax credits.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Monday, April 9, 2007 at 2:00 pm PDT.  Robert C. Warren, President and Chief Executive Officer, and Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 257-1836, International callers can access the call by dialing (303) 262-2141.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering passcode 11086939#, or internationally, by dialing (303) 590-3000 and entering passcode 11086939#.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 31		January 31
	2007	2006	2007	2006
Net sales	$118,891	$108,423	$478,850	$450,503
Cost of goods sold	83,406	76,577	328,870	307,774
Gross profit	35,485	31,846	149,980	142,729

Selling and administrative expenses	21,130	20,674	80,709	77,007
Loss (gain) on disposition of assets	20	292	(552)	385
Amortization	497	248	1,472	1,443

Operating income	13,838	10,632	68,351	63,894
Interest expense	770	565	2,294	2,741
Interest income	(432)	(404)	(1,894)	(979)
Other income, net	(864)	(26)	(1,304)	(95)

Income before provision for income taxes	14,364	10,497	69,255	62,227
Provision for income taxes	4,123	2,232	23,774	20,176

Net income	$10,241	$8,265	$45,481	$42,051

Basic earnings per share	$0.83	$0.66	$3.64	$3.40
Diluted earnings per share	$0.80	$0.63	$3.48	$3.27

Basic weighted average shares outstanding	12,305	12,477	12,505	12,354
Diluted weighted average shares outstanding	12,881	13,095	13,071	12,850

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	January 31	January 31
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$36,593	$35,493
Marketable securities	—	23,004
Accounts receivable, less allowance for doubtful accounts of $1,515 and $1,415	74,992	67,020
Inventories	58,280	56,996
Deferred income taxes	4,481	3,232
Prepaid expenses and other	8,609	5,373
Total current assets	182,955	191,118
Property, plant and equipment, net	84,151	75,374
Goodwill	99,498	78,820
Deferred income taxes	11,817	11,851
Intangible assets	17,026	2,187
Other assets	1,985	1,933
Total assets	$397,432	$361,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$4,546	$4,741
Current portion of long-term debt	12,573	12,681
Accounts payable	26,008	25,124
Accrued payroll and payroll taxes	9,391	8,710
Accrued environmental expenses	1,024	984
Other accrued expenses	16,283	13,916
Total current liabilities	69,825	66,156
Long-term debt, net of current portion	34,000	12,500
Accrued environmental expenses	5,838	6,951
Deferred income taxes	2,798	4,009
Employee benefit obligations	9,719	9,114
Other liabilities	3,616	3,147
Total liabilities	125,796	101,877

Commitments and contingencies
Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,070 and 12,536 shares issued and outstanding	6,035	6,268
Additional paid-in capital	—	21,590
Retained earnings	253,307	223,867
Accumulated other comprehensive income	12,294	7,681
Total shareholders’ equity	271,636	259,406
Total liabilities and shareholders’ equity	$397,432	$361,283

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Year Ended
	January 31
	2007	2006

Cash flows from operating activities:
Net income	$45,481	$42,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,225	16,005
Share-based compensation	4,033	2,278
Deferred income taxes	(1,132)	(2,995)
Loss (gain) on disposition of assets	(552)	385
Changes in operating assets and liabilities:
Accounts receivable	(3,878)	2,023
Inventories	2,898	(12,026)
Prepaid expenses and other	(2,667)	(141)
Accounts payable and accrued expenses	863	2,378
Current income tax payable and receivable	(3,159)	245
Other assets and liabilities	(3)	222
Net cash provided by operating activities	57,109	50,425

Cash flows from investing activities:
Capital expenditures	(18,078)	(10,580)
Sales of marketable securities	36,604	71,549
Purchases of marketable securities	(13,600)	(93,050)
Business acquisitions	(40,255)	—
Proceeds from disposition of assets	1,747	358

Net cash used in investing activities	(33,582)	(31,723)

Cash flows from financing activities:
Cash dividends paid	(7,603)	(6,691)
Payments on long-term debt	(38,033)	(12,922)
Notes payable to banks, net	(2,501)	2,452
Proceeds from long-term debt	58,000	—
Common stock issued under share-based compensation plans	3,441	2,787
Common stock repurchased	(36,540)	—
Excess tax benefit from exercise of share-based compensation awards	1,083	1,183
Net cash used in financing activities	(22,153)	(13,191)

Effect of exchange rate changes	(274)	(500)

Change in cash and cash equivalents	1,100	5,011
Cash and cash equivalents at beginning of period	35,493	30,482
Cash and cash equivalents at end of period	$36,593	$35,493